Exhibit 99.1

MEDIA RELEASE

December 22, 2004

ADVANCED POWER TECHNOLOGY ANNOUNCES
DEFINITIVE

AGREEMENT TO ACQUIRE POWERSICEL, INC.

Bend, Oregon, Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today announced that it had entered into a definitive agreement to acquire PowerSicel, Inc. a Colorado-based company focused on RF power utilizing Silicon Carbide.

The purchase provides APT with a center for technological and innovation excellence for compound semiconductors, starting with Silicon Carbide, as well as significant development capability for commercial devices utilizing currently available compound semiconductor technologies. In addition this purchase strengthens APT’s intellectual property portfolio in the Silicon Carbide area. The products to be developed will address target applications in RF power such as avionics, radar, broadcast, satellite communication and wireless communications as well as applications in power switching such as power conversion and motor drives.  The PowerSicel development team which will be responsible for compound semiconductor research and the development of commercial devices includes twelve engineers of which eight are PhD’s.

Under the terms of the agreement, APT will issue approximately $5.4 million in cash in exchange for all of the existing shares of PowerSicel, 60,961 APT stock options in exchange for the PowerSicel stock options and 19,400 APT stock options for the retention of key employees.

PowerSicel’s expertise in Silicon Carbide and other compound semiconductor technology and products complement APT’s current portfolio of RF products which operate at frequencies ranging from 1 MHz to 4 GHz and are sold into applications such as semiconductor capital equipment, medical imaging, radar, avionics and wireless communications. The acquisition adds valuable development capability to APT’s core capability in RF power transistors allowing APT to better serve its current markets and to expand into new markets.  The operations of PowerSicel will continue to be managed by PowerSicel’s President and CEO, John Torvik, who will report to Patrick Sireta, President and CEO of APT.

The transaction is consistent with APT’s objective of expanding its RF power market presence, technologies and product offering, including through strategic acquisitions.  Patrick

Sireta, APT’s Chief Executive Officer said, “I’m very excited about the additional RF power capability this combination brings to us. With the PowerSicel acquisition I believe APT is positioned to take maximum advantage of the capabilities of Silicon Carbide and other available compound semiconductor materials and to further realize the goal of being the technology and commercial leader in everything we undertake.”

Patrick Sireta stated further, “I am looking forward to working with the PowerSicel team to capitalize on the significant opportunities ahead.  Our existing and future RF business is based largely on proprietary products with relatively long product life cycles and limited competition. This, combined with attractive growth potential makes the RF power space one to which we are strategically committed. “

“We are thrilled about joining APT,” said John Torvik, PowerSicel’s President and CEO.  “I believe being acquired is a logical step for PowerSicel and the transaction is of high strategic value as it allows us to bring SiC components to market in the most timely and cost effective manner maximizing the benefit to our customers.”

About Advanced Power Technology

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

About PowerSicel Inc.

PowerSicel, Inc. is a Boulder, Colorado based company that was spun off from the University of Colorado and Astralux, Inc. in 2001 with a mission to commercialize enabling SiC power electronics with significant performance and cost enhancements over both conventional and future technologies. PowerSicel was seed funded by ITU Ventures and subsequently raised additional capital from both ITU Ventures and Digital Power Capital.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail: ir@advancedpower.com